CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
LSB INDUSTRIES, INC.
____________________________________________

TO: SECRETARY OF STATE
STATE OF DELAWARE

LSB INDUSTRIES, INC., a Delaware corporation (the “Company”), for the purpose of amending its Restated Certificate of Incorporation, as provided by Section 242 of the Delaware General Corporation Law, hereby certifies:

1.  Paragraph (A) of Article FOURTH of the Restated Certif-icate of Incorporation of the Company is hereby amended to read as follows:

“(A) The total number of shares of stock which the Corporation shall have authority to issue is eighty million two hundred fifty thousand (80,250,000) of which

(1)  seventy-five million (75,000,000) shares shall be Common Stock of the par value of ten cents ($.10) a share;

(2)  two hundred fifty thousand (250,000) shares shall be Preferred Stock of the par value of one hundred dollars ($100) a share; and

(3)  five million (5,000,000) shares shall be Class C Preferred Stock, no par value.

For purposes of all other provisions of this Certificate of Incorporation, the term ‘Preferred Stock’ shall mean the Preferred Stock, Class C Preferred Stock and all other classes of preferred stock authorized under this paragraph (A).”

2.  No other provisions of the Restated Certificate of Incorporation of the Company are amended or changed by this Amendment.

3.  At a meeting of the Board of Directors held on the 5th day of August, 1993, a resolution was duly adopted setting forth the foregoing proposed amendment to paragraph (A) of Article FOURTH of the Restated Certificate of Incorporation of the Company, declaring such amendment to be advisable and setting the next Annual Meeting of Shareholders of the Company for consideration thereof.

4.  Thereafter, pursuant to said resolution of its Board of Directors, the Annual Meeting of Shareholders of the Company was duly called and held on September 13, 1993, at which meeting the necessary number of shares as required by statute were voted in favor of such amendment.

SUCH AMENDMENT WAS DULY ADOPTED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 242 OF THE DELAWARE GENERAL CORPORATION LAW.

IN WITNESS WHEREOF, the undersigned does cause this Certificate to be signed by its President and attested by its Secretary this 14th day of September, 1993.

LSB INDUSTRIES, INC.,
a Delaware Corporation
ATTEST:

/s/ Heidi Brown                          By /s/ Jim D. Jones
Assistant Secretary                           Jim D. Jones, Vice President

(SEAL)